Exhibit 16

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Brad Marshall, Stephan Kuppenheimer, Robert W. Busch, Beth Chartoff and Marisa J. Beeney with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Trustee and/or officer of Blackstone Secured Lending Fund, the registration statement on Form N-14, whether pre-effective or post-effective, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 16th day of December, 2020.

/s/ Brad Marshall	Chief Executive Officer and Trustee
Brad Marshall

/s/ Stephan Kuppenheimer	Chief Financial Officer
Stephan Kuppenheimer

/s/ Robert W. Busch	Chief Accounting Officer and Treasurer
Robert W. Busch

/s/ Bennett Goodman	Chairman of the Board, Trustee
Bennett Goodman

/s/ Daniel H. Smith, Jr.	Trustee
Daniel H. Smith, Jr.

/s/ Robert Bass	Trustee
Robert Bass

/s/ Tracy Collins	Trustee
Tracy Collins

/s/ Vicki L. Fuller	Trustee
Vicki L. Fuller

/s/ James F. Clark	Trustee
James F. Clark